As filed with the Securities and Exchange Commission on March 31, 2026.

Registration No. 333-289972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TURN THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	32-0456090
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 N. Westlake Blvd.
Westlake Village, CA 91362
(818) 564-4011

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley Burnam
Chief Executive Officer
250 N. Westlake Blvd.
Westlake Village, CA 91362
(818) 564-4011

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

W. David Mannheim

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

(919) 329-3800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Company is filing this Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) to (i) update the contents of the prospectus contained in the Registration Statement on Form S-1 (No. 333-289972) (as amended, the “Initial Registration Statement”) pursuant to Section 10(a)(3) of the Securities Act in respect of the continuous offering pursuant to Rule 415 of the securities registered hereby, and (ii) incorporate by reference the Registrant’s reports filed by the Registrant pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act Reports”).

No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees have been paid.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Registered Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2026

PRELIMINARY PROSPECTUS

17,868,760 Shares

Turn Therapeutics Inc.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 17,868,760 shares of our common stock, par value $0.0001 per share (the “common stock”) by the stockholders identified in this prospectus (the “Registered Stockholders”). The Registered Stockholders may, or may not, elect to sell their shares of our common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on Nasdaq Global Market (“Nasdaq”), or other public exchanges or registered alternative trading venues at prevailing market prices. If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders. For further information regarding the possible methods by which the shares may be sold, see the section titled “Plan of Distribution” beginning on page 32 of this prospectus.

Our shares of common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “TTRX”. On March 30, 2026, the closing price of our common stock, as reported on Nasdaq, was $3.22 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are subject to reduced public company disclosure standards. See the section entitled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company” for more information.

We are a “controlled company” within the meaning of the corporate governance standards of Nasdaq because our founder and Chief Executive Officer controls more than 50% of our outstanding shares of common stock on a fully diluted basis. As a result, we qualify for, and may rely on, exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          , 2026

i

In this prospectus, “Turn Therapeutics,” “Global Health Solutions,” the “Company,” “we,” “us” and “our” refer to Turn Therapeutics Inc. and its consolidated subsidiaries. In connection with the direct listing of our common stock on Nasdaq (the “direct listing”), we changed our name from Global Health Solutions, Inc. to Turn Therapeutics Inc. Neither we nor the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

This prospectus and the information incorporated by reference herein include industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

For investors outside the United States: Neither we nor the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

We own certain trademark registrations and utilize unregistered trademarks. All other trade names, trademarks, and service marks of other companies appearing in this prospectus and the information incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell shares of our common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.”

Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find More Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

iii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus and the information incorporated by reference in this prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision. See the section entitled “Special Note Regarding Forward-Looking Statements” for more information.

Overview

Turn Therapeutics is developing non-systemic, non-biologic topical immunomodulators for inflammatory skin disease. Our lead program, GX-03, is being studied for moderate-to-severe eczema based on preclinical evidence of cytokine inhibition and reduced eczema severity, as well as a favorable real-world tolerability record from prior cleared medical device indications for the same formula.

GX-03 is currently being evaluated in an ongoing, randomized, double-blind, vehicle-controlled clinical study designed to assess its potential as a topical treatment for moderate-to-severe eczema. We intend to conduct an interim assessment at approximately 50% trial completion. Topline results are expected mid-2026.

In addition to eczema, GX-03 is being advanced for onychomycosis, supported by in-vivo data demonstrating nail penetration and antifungal activity. Our historical medical device portfolio, which includes K183681, K160872, and K171191, also provides background tolerability and feasibility experience with the formula. K183681 has recently been licensed to Medline under a license and supply agreement. See the section titled “– Marketing – Medline Agreement” for a more detailed description of this agreement.

We also continue exploratory work on a thermostable intranasal vaccine platform based upon preclinical success in work with an international non-profit organization, but this program is not part of the company’s primary dermatology development path.

Our Solutions

We are seeking new drug approvals for the GX-03 formula as a treatment for both eczema and onychomycosis, two skin conditions which require FDA drug approval for marketing. The drug candidate is based on GX-03’s inclusion of polyhexanide (“PHMB”), a well-characterized polymer that, despite its long history of being well-tolerated in wound care, has never been formally submitted or approved as an API for a drug product within the United States. This API has demonstrated strong antimicrobial, anti-inflammatory, and newly discovered upstream and downstream immunomodulating properties, and has an established safety profile with no known adverse effects. We are pursuing its use as a drug active in indications such as inflammatory skin diseases and fungal nail infections. PHMB has no demonstrated or documented systemic uptake in humans.

Our proposed drug formulation for GX-03 is identical to the formula employed in previously cleared medical devices. It has the same active ingredient concentration, petrolatum base, and employs the same proprietary mixing process. Our decision to pursue indications in eczema and onychomycosis is supported by physician feedback and case studies, as discussed below, as well as sponsor initiated in-vivo and in-vitro data. We believe such signals, along with PHMB’s well-documented antimicrobial and anti-inflammatory properties, which have been validated by scientific literature and in-vivo studies, form a sound scientific basis for cross-indication effectiveness across these two dermatologic conditions.

Our founder obtained 510(k) FDA clearance for the GX-03 formula under product category FRO in November 2016 (K160872). To achieve this clearance, extensive animal, laboratory and manufacturing testing was conducted to demonstrate that the formula was as well-tolerated and effective as “predicate products” with comparable form and function. Additional 510(k) clearance was granted in August 2017 (K171191) to manage the skin and symptoms of various skin conditions, including atopic, irritant, and radiation dermatitis. In October 2019, a third clearance was obtained for a porous antimicrobial gauze saturated with the GX-03 formula (K183681), following further testing, including packaging and sterilization validations.

In 2020, our founder developed the FleX Product, designed for use in wound and burn care. The rights to this medical device formulation were licensed to MiMedx prior to FDA clearance. MiMedx subsequently elected to pursue a De Novo classification pathway for truly novel innovations rather than a traditional 510(k) route and assumed responsibility for all remaining product testing and regulatory interactions for the FleX Product. For more information with respect to the license agreement with MiMedx, see “– Marketing – MiMedx Agreement.”

Our current business model is to license and/or sell medical device products through commercial partners, without significant capital commitments from us, which allows us to focus our internal efforts on drug development. From 2017 to 2019, GX-03 was commercially distributed by McKesson for wound care. Following physician reports and case studies suggesting positive outcomes in patients with eczema and onychomycosis, we voluntarily ceased internal wound care sales in 2019 to pursue new drug approvals related to these results. We continue to explore additional licensing opportunities for device applications. We have recently completed a license and supply agreement with Medline with respect to K183681 and other wound care opportunities, as well as antimicrobial personal care/OTC products to be jointly developed. We maintain a business model that strategically leverages contractors and vendors while employing a comparatively small internal team in order to minimize cash burn. We believe this reduces the amount of cash needed for internal operations, reduces waste and results in a larger proportion of available capital that can be spent toward furthering clinical development.

Core Products and Programs

GX-03 for Moderate-to-Severe Eczema (Lead Program)

GX-03 is a non-systemic topical immunomodulator being clinically developed for moderate-to-severe eczema. Preclinical studies demonstrated inhibition of cytokines associated with inflammatory skin disease, including IL-31, IL-36α/γ, and IL-4. GX-03 is currently being evaluated in a randomized, double-blind, vehicle-controlled clinical trial in adults with moderate-to-severe eczema.

An interim assessment will be performed at approximately 50% trial completion. An independent interim assessment committee (“IAC”) will review emerging signals of tolerability and efficacy. The IAC is empowered to deliver pre-written statements regarding conditional probability of a statistically significant favorable trial outcome, as well as increase the sample size up to 200% if the committee sees a strong likelihood of achieving statistical significance based upon positive trending. This adaptive trial design, due to the independence of the committee, pre-established rights, and pre-written statements the committee is permitted to deliver after deliberating, does not increase the likelihood of primary error and/or expend alpha.

GX-03 for Onychomycosis

GX-03 is also being advanced as a topical treatment for onychomycosis. In-vivo studies in a validated animal model demonstrated nail-plate penetration and reduction of fungal burden within the nail. Additional clinical program steps are expected to follow completion of the eczema clinical program and related IND activities.

Medical Device Products (Wound and Dermatitis Management)

The company has previously developed and obtained FDA clearance for several medical device formulations containing the same base formulation used in GX-03:

●	K183681: a porous antimicrobial gauze impregnated with the GX-03 formulation. The product has recently been licensed to Medline under a license and supply agreement.

●	K160872: a device cleared for acute and chronic wound management.

●	K171191: a device cleared to manage the skin and symptoms of atopic, irritant, and radiation dermatitis.

These medical devices provide historical real-world usage experience but are not the focus of current clinical development efforts.

Thermostable Intranasal Vaccine Platform (Exploratory Program)

The company continues to conduct exploratory research into the use of its formulation process for live vaccine stabilization and nasal application. This program remains early-stage and operates independently of the dermatology development programs.

PIND Meetings Summary and Drug Programs:

The FDA has provided a potential regulatory pathway for GX-03’s drug development programs. Following two early PIND meetings to discuss clinical development programs for conditions of the nails and skin (PIND 137155 and PIND 138686 on January 17, 2018 and May 9, 2018, respectively), the FDA communicated an openness to the Company leveraging existing 510(k) clinical data to bypass Phase 2 studies.

Electively, the Company chose to sponsor an approximately 114-patient double-blind, randomized, vehicle-controlled trial within the United States in moderate-to-severe eczema to provide insight into Phase 3 design and clinical signal. Patient dosing commenced in mid-July 2025. While we have obtained and are actively completing CMC work required for IND submission, we are able to conduct this trial with significant cost savings by utilizing the existing 510(k) clearance (K171191) for the candidate formula (GX-03), which permits its use on human subjects with atopic dermatitis. Although we are running this trial as a Phase 2-equivalent, we are simultaneously leveraging the cleared status of the formulation. As such, this trial was deemed low-risk and required institutional review board approval rather than an active IND. This trial is designed to (i) generate high-quality tolerability and efficacy data that, if successful, we expect to include in an IND package to support a Phase 3 study and (ii) provide insight to stakeholders regarding the clinical efficacy of our product candidate.

At the conclusion of this study and subsequent regulatory interaction(s), our present plan is to advance to Phase 3 trials for moderate-to-severe eczema following a meeting with the FDA to discuss the data and development plan(s). We intend to conduct additional nonclinical and clinical studies, such as PK max-use and additional healthy volunteer exposure trials, and anticipate requesting permission to conduct such studies in parallel with Phase 3 trials.

The Company also intends to initiate additional clinical development of GX-03 for onychomycosis. The clinical development of topical therapies for onychomycosis benefits from a well-established body of regulatory precedent, including defined endpoints, validated trial designs, and historical comparators. While the Agency previously communicated potential openness to advancing the onychomycosis program directly into Phase 3 trials, in light of evolving regulatory openness to a single adequate and well-controlled registrational study, the Company may elect to structure such a single registrational trial as an adaptive Phase 2b/3 study within a single development framework. The Company may also initiate certain foundational clinical activities for onychomycosis in select ex-U.S. jurisdictions with clinically respected regulatory environments, while IND preparation and U.S. site activation for this indication continue. This approach is intended to support alignment of global development timelines for the onychomycosis program while preserving optionality as the Company engages with the FDA on its overall development strategy.

Clinical Highlights for GX-03:

GX-03 has demonstrated broad upstream cytokine inhibition in preclinical models of inflammatory skin disease, including IL-31, IL-36α/γ, and IL-4. These findings correspond to pathways implicated in eczema pathophysiology. In animal studies, treatment with GX-03 resulted in significant reductions in Investigator’s Global Assessment (IGA) scores and suppression of inflammatory signaling.

Additional in-vivo work demonstrated nail penetration and antifungal activity relevant to onychomycosis. Across these programs, GX-03 demonstrated a favorable tolerability profile with no observed systemic exposure.

Vaccine Delivery Platform

In addition to our dermatology programs, we are actively advancing vaccine delivery technologies through our PermaFusion suspension platform aimed at extending the ambient and refrigerated stability of live vaccines. If successful, this technology will enable critical vaccines to be delivered intranasally without injection which, alongside increased stability, may enable the delivery of immunizations to patients in clinic, hospital, and home-health settings.

In May 2025, we achieved a key technical milestone: the successful 100% recovery of a live VSV vaccine vector from our oil-based delivery system. Viral vectors are base viruses used to make vaccines via strategic modifications. We established that we could recover 100% of this VSV vector suspended in our carrier at 72 hours at room temperature, with all of the VSV being “recovered,” a measurement term for surviving. These findings suggest that lipid-enveloped live viruses may remain viable in our viscous suspension system without degradation, thereby offering preliminary evidence that challenges prior assumptions about incompatibility between lipid carriers and live, lipid-enveloped viruses.

On June 6, 2025, we began a parallel stability analysis of a live, VSV-based vaccine candidate (suspended in our carrier) and the same vaccine in traditional, solution form. Both forms, along with an unmodified VSV control, were stored at ambient temperature and refrigerated (4°C) for 28 days. Evaluations of viability took place at 3, 7, 14, and 28 days. That trial has been completed and produced results demonstrating that the live vaccine in our delivery system was 100% recoverable at up to 14 days in ambient storage and 100% recoverable at up to 28 days in refrigerated storage.

Competitive Strengths

Non-Systemic Cytokine Modulation for Inflammatory Skin Disease

GX-03 has demonstrated inhibition of cytokines associated with inflammatory skin disease without evidence of systemic uptake. This approach is intended to enable topical immunomodulation without systemic immunosuppression or injectable administration.

Proprietary Platform Technology Enabling Broad Formulation Capabilities Across Multiple Therapeutic Categories

The company’s formulation process enables suspension of water-soluble actives in oil-based carriers without emulsifiers, supporting uniform delivery and stability.

Improved Therapeutic Profile for Onychomycosis and Other Dermatologic Indications

Current topical therapies for onychomycosis, such as Jublia® (efinaconazole), are associated with long treatment durations, low complete cure rates (often below 20% in real-world use), and limited penetration into the nail bed. Oral antifungals offer better efficacy but carry systemic risks, including hepatotoxicity, drug interactions, and the need for liver monitoring. Our topical antifungal product candidate, developed using the PermaFusion platform, is designed to overcome these limitations by enhancing delivery through the nail plate while avoiding systemic exposure. We believe our candidate represents a potentially attractive topical therapy with a differentiated tolerability and efficacy profile.

Needle-Free, Non-Systemic Approach Aligned with Patient and Caregiver Preferences

There is increasing demand - particularly among pediatric, geriatric, and chronic care populations - for therapies that avoid injections, steroids, and systemic immunosuppression. Our pipeline is focused on non-steroidal, non-injectable, and non-biologic product candidates with localized activity. This approach is intended to maximize safety and convenience without compromising therapeutic effect, addressing a growing preference for treatments that are easier to administer and better tolerated over long-term use.

Immunomodulatory Activity Without the Cost and Risks of Biologics

Many immunomodulatory therapies rely on injectable and topical biologics that target pathways such as IL-4, IL-13, IL-31, and IL-36. While these agents tend to show effectiveness in clinical trials, they come with tradeoffs: high cost, systemic immunosuppression, higher incidence of side effects, and, for injectables, low patient adherence due to injection burden. Our non-biologic, non-systemic candidates have demonstrated cytokine modulation without the need for injections or systemic absorption. Cytokine modulation refers to the alteration - either reduction, increase, or normalization - of the levels of signaling proteins (cytokines) that regulate immune and inflammatory responses. In inflammatory skin diseases such as eczema, certain cytokines (e.g., IL-36α, IL-36γ, IL-31, and IL-4) are overproduced, driving redness, swelling, and itch. Modulating these cytokines can reduce the inflammatory response and improve disease symptoms.

GX-03 has demonstrated cytokine modulation in pre-clinical (animal) studies. In a murine model of Staphylococcus aureus-induced eczema, topical pretreatment with GX-03 significantly reduced protein expression of IL-36α (−50%, p=3.08×10⁻¹³), IL-36γ (−49%, p=4.35×10⁻⁸), IL-31 (−68%, p=1.12×10⁻⁶), and IL-4 (−17%, p=2.87×10⁻⁵) compared to untreated controls, as measured by quantitative Western blot analysis. These findings were associated with a statistically significant improvement in Investigator’s Global Assessment (IGA) scores (mean 0.8 vs. 2.4; p=7.93×10⁻¹⁰), indicating reduced clinical signs of skin inflammation. This may provide a potential new therapeutic class to compete in biologic-driven markets while avoiding the limitations inherent to biologic therapy.

Tolerability Experience From Cleared Medical Devices

Historical use of related formulations in cleared medical device products provides background tolerability experience relevant to future development.

Intellectual Property Protecting Core Technology and Product Candidates

We hold numerous issued patents and multiple pending applications across major jurisdictions, covering composition, manufacturing methods, and delivery mechanisms. These patents are expected to provide coverage for our lead product candidates into the late 2040s. Our intellectual property strategy includes both product-specific and platform-level claims, supporting both internal development and potential licensing opportunities.

Notwithstanding our numerous issued patents and pending applications, we have been party to, and may in the future become involved in, proceedings in the United States or in foreign jurisdictions challenging the validity, priority or other features of patentability of our patent rights or those of third parties that conflict with our own. For example, we filed a derivation proceeding in 2017 before the U.S. Patent and Trademark Office (“USPTO”) against Marc Selner, alleging that Selner improperly and without authorization filed a patent application for an invention conceived by Bradley Burnam. The USPTO did not name Mr. Burnam sole inventor of Selner’s application or cancel Selner’s patent application, as we requested, and the U.S. Court of Appeals for the Federal Circuit affirmed the USPTO’s decision. The derivation proceeding was to determine the party that was first inventor of the claims of Selner’s application. As a result, Selner’s application may contain claims similar in scope to certain issued patents and patent applications. However, we own multiple issued patents for which Mr. Burnam is an inventor that cover the inventions at issue in the derivation proceeding (and related subject matter). Furthermore, prior to its issuance, we intend to file for reexamination of the Selner patent application based upon its lack of enabling data, disclosures, and expert testimony. Should the application ultimately issue as a patent, he may attempt to seek royalties or try to prevent our development and commercialization of products he may allege overlap with his application claims or otherwise seek damages from us. For more information, see “Risk Factors - Risk Related to Our Intellectual Property, Data Privacy and Cybersecurity.”

Capital-Efficient Operating Model Designed for Scalable Growth

We operate with a lean infrastructure, leveraging expert consultants and outsourced manufacturing to minimize fixed overhead and preserve capital for high-value activities. Our pipeline strategy is informed by independent clinical observations, peer-reviewed publications, and identified gaps in the standard of care. This model allows us to advance multiple assets in parallel while maintaining operational discipline.

Positioned to Capitalize on Market Disruption and Patent Expirations

Several incumbent therapies across dermatology and antifungal markets are nearing the end of their patent protection periods. We believe this shift creates an opportunity to introduce differentiated, formulation-driven therapies into markets with stagnant innovation and increasing generic pressure. Our products are designed to compete not just on efficacy, but also on tolerability, usability, and alignment with evolving patient and provider expectations.

Our Growth Strategy

Our growth strategy is built around the following key priorities:

1.	Advance GX-03 as the primary development program for moderate-to-severe eczema. The eczema program is the central focus of ongoing clinical development, regulatory planning, and potential partnering discussions.

2.	Develop GX-03 for onychomycosis as a secondary dermatology indication.

3.	Maintain and expand medical device partnerships. The recent license and supply agreement with Medline for K183681 reflects the company’s approach to leveraging device assets through commercial partners.

4.	Continue exploratory work in thermostable intranasal vaccines as a separate development lane.

Clinical Results

Previous in-vivo and in-vitro work for GX-03, as well as GX-03 derived technology indicate a favorable tolerability profile, including a lack of cytotoxicity, irritation, and/or sensitization, as well as a lack of systemic uptake.

These results culminated in our previous FDA clearances for the GX-03 formula and its derivative products in 2016, 2017, and 2019 (K160872, K171191, and K183681, respectively). These 510k FDA clearances were filed and cleared as FRO classification combination products and subject to performance testing including ISO-10993 cytotoxicity, irritation, and sensitization studies. All studies were conducted in GLP and received passing scores per ISO-10993 guidelines.

In support of our onychomycosis development program, we conducted an in-vivo study titled “Efficacy In Vivo Onychomycosis (Trichophyton mentagrophytes) Study” at Altogen Labs (Austin, Texas), under IACUC protocol LC03456, initiated in May 2019 and completed in June 2019. The study employed a well-characterized rabbit onychomycosis model, using Trichophyton mentagrophytes to mimic clinically relevant fungal infections of the nail, as described in a peer-reviewed protocol published in Antimicrobial Agents and Chemotherapy (2011). In the study, infected rabbits were treated topically with our GX-03 formulation (0.5% PHMB in petrolatum) once daily for 30 days. Fungal burden was quantified using qPCR on nail clippings, targeting T. mentagrophytes DNA. The treatment group showed a statistically significant reduction in fungal DNA expression relative to untreated controls (p = 0.0005), with no adverse events or animal deaths observed. These findings demonstrate that the GX-03 topical formulation was able to penetrate the nail plate and exert antifungal activity against organisms located in the deeper layers of the nail - a capability not typically achieved by conventional topical therapies - and support further development of the product for onychomycosis and related fungal skin conditions.

In June 2024, we completed an in vivo efficacy study titled “In Vivo Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025486; protocol LC-04761) at Altogen Labs in Austin, Texas, designed to evaluate the therapeutic potential of GX-03 in a mouse model of Staphylococcus aureus - induced skin inflammation. The study utilized a published eczema induction protocol established by Liu et al. (Cell Host & Microbe, 2017) and enrolled 30 mice randomized across three treatment arms. Following a 7-day course of GX-03 topical application, the treatment group demonstrated a mean ISGA score of 1.44, compared to 3.00 in untreated controls, representing a 57% reduction in disease severity. No adverse events or clinical signs of toxicity were observed. We believe these data support rapid skin-calming and anti-inflammatory effects of GX-03 and may provide early validation for its use in inflammatory skin conditions such as eczema.

In July 2024, we completed a second in vivo study titled “In Vivo Pretreatment Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025491; protocol LC-04785), also conducted at Altogen Labs, to assess the immunological impact of GX-03 in a cytokine-driven model of eczema. In this study, 40 C57BL/6 mice received a 4-day topical pretreatment with GX-03 prior to disease induction. Skin inflammation was evaluated by blinded ISGA scoring and protein-level analysis of key inflammatory markers. Mice treated with GX-03 showed a mean ISGA score of 0.83, compared to 2.44 in controls, with a highly significant p-value (p = 7.93 × 10⁻¹⁰). Western blot analysis of skin tissue samples revealed suppression of eczema-related cytokines, including:

●	IL-31: 67.7% reduction (p = 1.12 × 10-6)

●	IL-36α: 50% reduction (p = 3.08 × 10-13)

●	IL-36γ: 49% reduction (p = 4.35 × 10-8)

●	IL-4: 17% reduction (p = 2.87 × 10-5)

No adverse reactions or health concerns were noted throughout the study. Together, these findings demonstrate that GX-03 is capable of downregulating multiple upstream inflammatory cytokines associated with atopic dermatitis in animal model.

We are currently conducting a randomized, double-blind, vehicle-controlled clinical trial to evaluate the tolerability and effectiveness of topical investigational product, GX-03, in adult subjects with moderate-to-severe eczema. The study is titled: “A Double-Blind, Vehicle-Controlled Study to Assess the Efficacy of GX-03 When Used in a Population of Adult Individuals with Moderate to Severe Eczema”, and is classified as a Phase 2 trial.

The study is being conducted at a Center of Excellence in Franklin, Texas, operated by Australia Laboratory Sciences (ALS), a multinational contract research organization. The study investigators are Barry Reece, MS, Dr. Max Adler, and Dr. Gene Ream.

The study is designed to enroll 114 to 120 adult subjects aged 18 to 70, with a target of at least 100 subjects completing the full protocol. Participants are randomized to receive either GX-03 or a matched vehicle control, applied topically in blinded form. The primary objective is to evaluate clinical improvement in eczema relative to baseline and vehicle control.

An interim assessment will be performed at approximately 50% trial completion. An independent interim assessment committee (“IAC”) will review emerging signals of tolerability and efficacy. The IAC is empowered to deliver pre-written statements regarding conditional probability of a statistically significant favorable trial outcome, as well as increase the sample size up to 200% if the committee sees a strong likelihood of achieving statistical significance based upon positive trending. This adaptive trial design, due to the independence of the committee, pre-established rights, and pre-written statements the committee is permitted to deliver after deliberating, does not increase the likelihood of primary error and/or expend alpha.

The primary endpoint is the change in Eczema Area and Severity Index (EASI) scores from baseline to weeks 4 and 8. Secondary endpoints include changes in Validated Investigator Global Assessment for Atopic Dermatitis (vIGA-AD™) and Peak Pruritus Numeric Rating Scale (PP-NRS) scores over the same period. Tolerability and effectiveness are assessed throughout the study by monitoring treatment-emergent adverse events and evaluating potential causal associations with the study drug.

This trial is designed to generate controlled data on the potential clinical utility of GX-03 in treating inflammatory skin disease, particularly in non-steroidal management of moderate-to-severe atopic dermatitis. We intend to include these findings in our investigational new drug application package. Additionally, we expect findings from this study to inform the broader development strategy and potential regulatory submissions for GX-03.

Onychomycosis (Fungal Nail Infection)

Turn is pursuing indications for GX-03 as a topical PHMB-based formulation for onychomycosis. The company has identified the mechanism of action via in-vivo data demonstrating nail plate penetration and antifungal activity within the nail. This ability to effectively penetrate the keratin clinically differentiates this candidate from other topicals on the market, which studies have shown lack effective nail penetration capabilities.

Clinical Products

K183681

K183681 represents the first antimicrobial version of Adaptic®-style non-adherent wound dressings, incorporating liquid antimicrobials to provide both moisture retention and antimicrobial protection in wound dressing changes and post-surgical management. K183681 is FDA cleared to include these antimicrobial claims in both name and indications, and we have licensed this product to Medline.

K171191

Turn has received FDA clearance for the GX-03 formula as a medical device indicated to manage the symptoms of atopic, radiation, and irritant dermatitis. Sampling for human use under this labeling confirmed patient and clinician satisfaction. Mechanism of action studies later confirmed meaningful reductions in inflammatory cytokines without the use of systemic biologics, including IL-4, IL-31, and IL-36 variants, which are implicated in eczema pathogenesis. These findings are complemented by reductions in Investigator’s Global Assessment (IGA) scores in animal models of atopic dermatitis. GX-03/K171191 operates through multiple mechanisms of action: direct antimicrobial activity of excess inflammatory staph aureus common in eczema patients’ skin, buildup of the fractured skin mantle facilitated said excess staph aureus colonization, as well as modulation of inflammatory pathways that lead to the symptoms of eczema. The product is currently being studied under this labeling in a double-blind RCT for its safety and effectiveness in moderate-severe eczema patients. Leveraging this data, its previous FDA clearance in atopic dermatitis management, and other clinical and preclinical data, the company intends to move from this RCT to IND submission under which Phase 3’s and any additional human testing would be conducted prior to a potential new drug approval submission. We have not currently out-licensed this product but are actively identifying potential partners for distribution outside the United States.

K160872

K160872 is an FDA cleared medical device indicated for acute and chronic wound management that has been used on thousands of patients to accelerate healing of advanced wounds, including traumatic and diabetic wounds. It has been proven to cause no damage to healthy cells while offering broad antibacterial, antifungal, and anti-yeast activity. K160872’s petrolatum base does not macerate wounds and can be left in place for days between dressing changes. The formula has been the subject of many publications, including peer-reviewed publications such as “A Novel Approach to the Treatment of Necrotizing Fasciitis” in Acta Scientific Orthopaedics in 2023. We have not out-licensed this product.

Marketing

We strategically license and commercialize our medical device technologies through commercial partners while we concentrate on the research, development and regulatory advancement of new drug indications, a model intended to provide financing flexibility to the company via passive revenue streams.

MiMedx Agreement

In November 2022, we entered into the MiMedx Agreement wherein we granted MiMedx an exclusive, sublicensable license under certain of our intellectual property, technology and biomaterials, including as related to the FleX Product, to develop, manufacture and commercialize (i) the FleX Product in the Territory and (ii) certain other biological products worldwide, in each case, in the wound care, burn care and surgical care fields only. We also granted MiMedx certain exclusive and non-exclusive licenses under specified trademarks. We retain exclusive development and commercialization rights for the FleX Product outside the Territory with MiMedx having the right of first refusal to acquire, subject to certain procedures, exclusive development, manufacturing and commercialization rights. We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial marketing approval.

We received a $1.0 million milestone payment upon the execution of the MiMedx Agreement and payments totaling $450.0 thousand as part of the letter of intent entered into with MiMedx in February 2022, as amended.

In the event development and commercialization of the FleX Product in the Territory is successful, we are eligible to receive milestone payments of up to $69.55 million specifically related to the development and commercialization of the FleX Product. However, if the FleX Product is not launched within four months after receiving FDA marketing approval or the execution of the supply agreement for the FleX Product, then, provided the delay is not caused by us, MiMedx must also pay us monthly payments in the low hundreds of thousands of dollars, to be deducted from a specified milestone. In addition, we are entitled to receive milestone payments of $1.0 million for each additional product developed and commercialized under the agreement.

Subject to the terms and conditions of the MiMedx Agreement, MiMedx is required to pay a mid-single digit royalty of net sales on a quarterly basis. The MiMedx Agreement includes certain adjustments for third party royalties. If MiMedx reasonably believes it must obtain or maintain a third-party license to manufacture or commercialize the FleX Product or another licensed product in a territory, it may generally credit up to 50% of the total royalty payments it must pay the third-party licensee against royalties payable to us. We are eligible to receive royalty payments on a country by country basis for each product commercialized under the agreement, for a period beginning upon the first commercial sale of the product and expiring ten years after launch of the product. We have determined that we have one combined performance obligation remaining under the MiMedx Agreement related to the development and commercialization of the FleX Product in the Territory, which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the MiMedx Agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.

The term of the MiMedx Agreement runs until the last date on which any licensed product is covered by a valid claim of any of the licensed patents, the earliest of which is currently expected to expire in 2044. Following the expiration of the term of the MiMedx Agreement, the licenses granted become fully paid-up and perpetual, but to the extent MiMedx continues to commercialize the FleX Product after the expiration of the term of the MiMedx Agreement, and such commercialization requires use of our trade secrets, MiMedx must continue to pay us a reduced royalty for a period expiring 10 years after the launch of the FleX Product.

The agreement allows for termination under specific circumstances. Either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach within 90 days of receiving written notice, or if the other party becomes bankrupt or insolvent. MiMedx also has the right to terminate (i) the agreement in its sole discretion with three months’ prior written notice and (ii) the license to the FleX Product at any time. We retain the right to terminate the agreement if MiMedx fails to launch the FleX Product in the United States within 10 months of receiving FDA marketing approval or executing the supply agreement for the FleX Product, whichever is later, provided the delay is not caused by us.

Medline Agreement

On October 27, 2025, we entered into the Medline Agreement with Medline, the world’s largest manufacturer and distributor of medical-surgical products. Pursuant to the Medline Agreement, we will collaborate with Medline to develop, manufacture, and commercialize professional and consumer health products that leverage our proprietary PermaFusion® delivery platform. Medline will lead global commercialization and distribution across its professional and retail networks in more than one hundred countries and territories, while we will contribute formulation expertise, intellectual property, and clinical development capabilities. The Medline Agreement establishes a multi-year framework for supply and co-development activities, including manufacturing scale-up for our PermaFusion-based formulations and the co-branding of future products in the professional and retail space(s).

Sales Process

For medical device products and indications, we intend to partner with existing organizations with established sales forces and commercial channels. We intend to serve as an educational and sales resource as well as a contract manufacturer given our established production chain. We intend to seek partners for drug programs during the approval process timeline, but we will prepare to commercialize if management deems it a superior choice for the company.

Our Market

Eczema / Atopic Dermatitis: Market Overview and Unmet Needs

Atopic dermatitis, commonly referred to as eczema, is a chronic inflammatory skin condition characterized by pruritus (itching), erythema (redness), and skin barrier dysfunction. According to the National Eczema Association, it is one of the most prevalent skin disorders globally, affecting an estimated 10-20% of children and up to 10% of adults in developed countries. In the United States, approximately 16.5 million adults are impacted by eczema, with moderate-to-severe eczema accounting for 40% of these patients.

According to Fact MR, the global market for the treatment of atopic dermatitis, commonly known as eczema, is estimated at approximately $12.0 to $18.0 billion. The market is expected to expand, largely driven by rising awareness of eczema, quick detection and rising use of harsh sanitary products. Moderate-to-severe cases represent an estimated 40% of the total market. According to the National Eczema Association, it is estimated that 6.6 million adults and 3.2 million children in the United States have moderate-to-severe eczema. Dupixent® (dupilumab), an injectable biologic, currently leads the market in sales and revenue. Despite its success, Dupixent’s injectable format remains a barrier for certain patient populations, particularly pediatric patients, underscoring demand for noninvasive, effective alternatives.

Current treatment paradigms for atopic dermatitis include topical corticosteroids, calcineurin inhibitors, systemic immunosuppressants, and more recently, biologic therapies targeting specific cytokines involved in disease pathogenesis. While biologics such as Dupixent® (dupilumab) have demonstrated efficacy in moderate-to-severe cases, they are associated with high costs, require systemic administration, and may present risks of immune modulation. Additionally, topical corticosteroids are limited by concerns over long-term skin thinning, irritation, and sensitization. While newer biological topicals, such as JAK inhibitors like Vtama®, have demonstrated some efficacy in moderate-severe eczema, they are hindered by high cost and poor safety profiles that often lead to so-called “black-box” warnings.

There remains unmet need for effective, non-steroidal, non-systemic topical therapies that can address both microbial burden and inflammatory pathways without the adverse effects commonly associated with existing treatments. Turn Therapeutics has initiated human trials for GX-03 as a topical, non-steroidal, non-biologic immunotherapy for moderate-severe eczema, leveraging its dual mechanism of action: direct antimicrobial activity and inhibition of pro-inflammatory cytokines implicated in atopic dermatitis. Data and FDA clearances indicate the formula is non-cytotoxic, non-irritating, and non-sensitizing, which we believe will help address key tolerability concerns as compared to current therapies.

Nail Fungus / Onychomycosis: Market Overview and Unmet Needs

Onychomycosis is a common fungal infection of the nails, primarily caused by dermatophytes, yeasts, and non-dermatophyte molds. The condition results in nail discoloration, thickening, and separation from the nail bed, leading to pain, discomfort, and cosmetic concerns. According to CDC, onychomycosis is estimated to affect approximately 14% of the U.S. and global population, with prevalence increasing in older adults and individuals with comorbidities such as diabetes or peripheral vascular disease. Most patients with onychomycosis do not seek professional treatment due to the limitations of current therapeutic options, detailed below.

According to Grand View Research, the global market for the treatment of onychomycosis (fungal nail infections) was valued at approximately $3.81 billion in 2024, with North America representing 40.3% of the global market in 2024. Despite the high prevalence of onychomycosis, a majority of affected individuals do not seek treatment. This is largely due to factors such as lack of awareness, the need for confirmed diagnosis through nail samples, and expensive treatments often not covered by insurance. Topical antifungals have demonstrated limited efficacy, with success rates ranging from 6.5% to 17.9%; CDC only suggests oral therapies for onychomycosis based on limited efficacy of topicals, yet oral terbinafine (LAMISIL®), the oral/primary systemic alternative, is associated with hepatotoxicity risks and typically requires ongoing liver function monitoring. The market presents substantial opportunity for novel, safe, and efficacious topical therapies. Current treatment options include oral antifungal medications (e.g., terbinafine, itraconazole) and topical therapies (e.g., ciclopirox, efinaconazole). Oral therapies demonstrate higher efficacy but are associated with systemic side effects, including hepatotoxicity and drug-drug interactions, limiting their use in certain patient populations. Treatment durations are long, often requiring 12 weeks or more, and recurrence rates remain high.

Topical therapies offer a safer route of administration but are limited by poor nail penetration and suboptimal efficacy. Clinical cure rates for topicals are typically below 20%, with efinaconazole (Jublia®), one of the leading products, demonstrating complete cure rates of approximately 15-18% in pivotal trials. These limitations underscore the need for novel topical treatments capable of effectively penetrating the nail plate and delivering therapeutic concentrations to the site of infection without systemic exposure.

Turn Therapeutics is advancing GX-03 as a topical formulation for onychomycosis, designed to overcome nail penetration challenges while leveraging its established antimicrobial properties. In-vivo data support the formulation’s ability to reach the nail bed and exhibit fungicidal activity against dermatophytes, addressing key shortcomings of current topical therapies. Additionally, data from a 100 plus patient, independent investigation entitled “A Novel Approach to Polymicrobial Nail Infection” conducted by R. Daniel Davis, DPM in 2018-2019, suggests that Turn’s formulation may achieve clinical clearance (based on visible evidence of the development of a Beau’s line with progression of a clear nail plate to the distal end of the nail) as high as 70-85% in diverse patient populations (including diabetic patients) when applied topically once or twice daily. This data suggests favorable outcomes among patients beyond Turn’s in-vivo models as conducted by Altogen Laboratories. Data generated by any independent investigators may not predict the results of later clinical trials of any of our current or future product candidates. “A Novel Approach to Polymicrobial Nail Infection” involved no placebo or comparator group, and was an investigator-initiated trial, meaning that Turn has less control over the protocols, administration or conduct of the trial as compared to its own trials, including follow-up with patients and ongoing collection of data after treatment.

Advanced Wound Care and Vaccines

According to Market Research Future, the global advanced wound care market was estimated at approximately $18.72 billion in 2024 and is projected to grow to $30.76 billion by 2034, reflecting a compound annual growth rate (“CAGR”) of 5.09% over the forecast period. Advanced wound care products are essential for treating chronic wounds such as diabetic foot ulcers, pressure ulcers, and burns. However, current offerings are frequently limited by short duration of action, wound cytotoxicity, and vulnerability to microbial colonization. The advanced wound care market encompasses a diverse range of solutions, including negative pressure wound therapy, advanced dressings, tissue engineered skin substitutes, wound cleansers and irrigants, and wound closure devices. Significant revenue growth is occurring across various regions, with North America demonstrating the highest expected growth rate, with revenue valued at $7.2 billion in 2023 and projected to reach approximately $11.0 billion by 2032. Effective products that minimize risk and maximize healing rate while reducing the rate of microbial infiltration to the wound/ dressing(s) would meet significant unmet needs in this space.

Vaccines represent a crucial market segment. However, challenges such as cold-chain logistics and limited thermostability have historically hindered vaccine access for patients, who must seek out caregivers to deliver highly unstable vaccines via injection. Innovations in thermostable, intranasal vaccines can address these issues, opening significant opportunities to improve global immunization coverage and penetrate untapped markets. A study conducted by University of Liverpool shows that the introduction of a mobile vaccination unit has the potential of increasing the number of first-time vaccinations among patients by 25%, which we believe suggests that the more convenient nature of a thermostable, intranasal vaccine could result in significant growth in vaccine uptake. Furthermore, leading players have engaged in mergers and acquisitions for strategic reasons such as expanding their product line and market potential.

We anticipate the primary market for an initial influenza vaccine candidate will consist of governmental and military agencies seeking to stockpile vaccines, as well as public health organizations aiming to distribute the vaccine without need for cold chain logistics. We also anticipate increased uptake of needle-free vaccines that can be administered in clinics or homes. Subject to successful clinical development and regulatory approval, we believe our initial vaccine candidate could be eligible for multi-year procurement contracts from government agencies including BARDA and the Department of Defense, as well as international public health stakeholders such as the WHO and CEPI. The current global market for influenza vaccines was assessed at $8.49 billion in 2024 and is projected to reach $16.73 billion by 2034, growing at a CAGR of 7.02% for the forecasted period.

Our Competition

The biopharmaceutical industry utilizes rapidly advancing technologies and is characterized by intense competition. There is also a strong emphasis on intellectual property and proprietary products. In our segment of the biopharmaceutical industry, competition from different sources including major biopharmaceutical companies, academic institutions, government agencies and public and private research institutions will continue. Many of our competitors have significantly greater financial resources and expertise in product candidate development and may have progressed further toward approval and marketing. In addition, smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Corporate Information

We were initially formed on January 6, 2015, as Global Health Solutions, LLC, a Delaware limited liability company. On October 12, 2018, Global Health Solutions, LLC converted to a Delaware corporation under the name Global Health Solutions, Inc., dba Turn Therapeutics. In connection with the direct listing, we changed our name to Turn Therapeutics Inc. Our principal executive offices are located at 250 N. Westlake Blvd., Westlake Village, CA 91362 and our telephone number is (818) 564-4011. Our Internet site is https://turntherapeutics.com/. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure incorporated by reference in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the listing of our common stock on Nasdaq, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, with at least $700.0 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our consolidated financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are a “smaller reporting company” as defined in the Exchange Act. Smaller reporting companies may take advantage of certain scaled disclosures, including, among other things, providing only two years of audited financial statements in their Annual Report on Form 10-K, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and having reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these reduced disclosures for so long as our voting and nonvoting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of Nasdaq because our founder and Chief Executive Officer controls more than 50% of our outstanding shares of common stock on a fully diluted basis. As a controlled company, we are permitted to rely on certain exemptions from Nasdaq’s corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We may rely on exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

THE OFFERING

Issuer:	Turn Therapeutics Inc., a Delaware corporation.

Securities Offered by Registered Stockholders:	The securities offered by the Registered Stockholders consist of up to 17,868,760 shares of our common stock.

Use of Proceeds:	We will not receive any proceeds from any sale of common stock by the Registered Stockholders.

Dividend Policy:	We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk Factors:	See “Risk Factors” and the other information included in this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Market Symbol and Trading:	Our shares of common stock are listed on Nasdaq under the symbol “TTRX.”

Transfer Agent:	The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Special Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related to this Offering

An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.

Prior to the direct listing, there was no public market for any of our securities. Our common stock has been listed on Nasdaq only for a limited period of time, and an active market for our common stock may not develop or be sustained after the listing, which could depress the market price of shares of our common stock and could affect the ability of our stockholders to sell our common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common stock. An inactive market may also impair our ability to raise capital by selling shares of our common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares of our common stock as consideration.

Since our listing on Nasdaq, the market price and trading volume of our common stock have been, and may continue to be, highly volatile, including within a single trading day. Such volatility could result in substantial losses for purchasers of our common stock. For example, on October 8, 2025, the first day of trading on Nasdaq, the price of our common stock fluctuated between an intraday high of $10.00 and an intraday low of $6.23, on trading volume of approximately 219,124 shares. We cannot predict if or when similar volatility will occur or how long such conditions may persist.

The public price of our common stock following the listing may continue to be subject to wide fluctuations in response to the risk factors described in this Annual Report and others beyond our control, including:

●	changes in the industries in which we operate;

●	variations in our operating performance and the performance of our competitors in general;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key team members and personnel;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our Board may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

Sales of our common stock, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our common stock.

The Registered Stockholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. The resale of a substantial number of shares of our common stock, or the expectation that such sales may occur, could increase volatility in the trading price of our common stock and could result in downward pressure on the market price of our common stock. As a result, investors may experience a decline in the value of their investment, regardless of our operating performance or prospects. The shares being registered for resale currently represent approximately 60.0% of the total number of shares outstanding, based on the number of common stock outstanding as of March 30, 2026.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” and in other sections of this prospectus and the documents incorporated by reference into this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to:

●	the progress, timing, costs and results of our pre-clinical and clinical trials;

●	the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of any of our product candidates;

●	the potential advantages and differentiated profile of our product candidates compared to existing therapies for the applicable indications;

●	our expectations regarding financial performance, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses including R&D, stock-based compensation, and our ability to achieve and maintain future profitability;

●	the implementation of our business model and our strategic plans for our business, products and growth strategy;

●	our ability to develop and commercialize any of our drug candidates, if approved;

●	our ability to establish or maintain collaborations or strategic relationships;

●	our competitive position, including our ability to compete with existing and new competitors;

●	developments and projections relating to our competitors and our industry;

●	the scope of protection that we are able to establish and maintain for intellectual property rights covering our products and product candidates;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses;

●	capital expenditure requirements;

●	the impact of new or existing laws and regulations on our business and strategy;

●	the increased expenses associated with being a public company; and

●	other factors disclosed in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See the section titled “Registered Stockholders.”

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which our common stock may be sold by the Registered Stockholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is currently listed on The Nasdaq Global Market under the symbol “TTRX.” As of March 30, 2026, there were 677 holders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and, due to the capital needs associated with drug development, do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain, for the foreseeable future, all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2025. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and notes thereto incorporated by reference into this prospectus.

As of December 31, 2025
Cash and cash equivalents	$5,076,144
Non-current liabilities	$1,472,094
Stockholders’ equity:
Common stock, par value $0.0001 per share, 500,000,000 shares authorized at December 31, 2025 and 29,445,183 shares issued at December 31, 2025(1)	2,943
Additional paid-in capital	28,143,873
Subscription receivable	(1,070,000)
Accumulated deficit	(22,390,093)
Total stockholders’ equity	$4,686,723
Total capitalization	$6,158,817

(1)	Does not include 1,942,184 shares issuable upon exercise of outstanding options and 40,124 shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $2.37 per share and $3.25 per share, respectively.

REGISTERED STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 17,868,760 shares of common stock of the Company by the Registered Stockholders. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on Nasdaq at prevailing trading prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution.” The number of shares of common stock being registered does not represent the number of shares of common stock eligible for future sale in the public market following our listing on Nasdaq. See the section titled “Shares Eligible for Future Sale.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The Registered Stockholders may sell all, some, or none of the shares of common stock covered by this prospectus, and therefore, we cannot determine the number of such shares of common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders upon consummation of any particular sale.

In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus.

The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Registered Stockholders has sole or shared voting power or investment power and also any shares which that Registered Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants. The number of shares beneficially owned also assumes that (1) each Registered Stockholder sells all of the securities being offered by them in this prospectus; (2) each Registered Stockholder does not dispose of any security of the Company other than the securities being offered in this prospectus; and (3) each Registered Stockholder does not acquire any additional securities of the Company.

Information about the Registered Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Common Stock Before the Offering		Maximum Shares	Common Stock After the Offering
Name of Registered Stockholder	Number	Percent	Sold	Number	Percent
Andrew Gengos (1)	508,934	1.71%	508,934	-	-%
BEB Holdings, LLC (2)	16,016,194	53.77%	16,016,194	-	-%
Clear Street LLC (3)	54,466	*	54,466	-	-
Dr. Neil Ghodadra (4)	1,000,000	3.36%	1,000,000	-	-
Certain other registered stockholders that acquired warrants to purchase common stock in July 2022 (5)	40,124	*	40,124	-	-
Certain other registered stockholders that purchased shares of common stock in our Regulation CF offering on or after October 1, 2024 (6)	248,976	*	248,976	-	-
Total	17,868,760	59.99%	17,868,760	-	-%

*	Represents less than one percent (1%).

(1)	Represents 508,934 shares underlying stock options to purchase common stock that are exercisable within 60 days of March 30, 2026. Andrew Gengos has served as a director since January 2020.

(2)	Bradley Burnam is the sole member of BEB Holdings, LLC, and therefore has sole voting and dispositive power with regard to the shares held by BEB Holdings, LLC. Bradley Burnam has served as our Chief Executive Officer and as a director since October 2018.

(3)	Clear Street LLC, a Delaware limited liability company (“CS LLC”), is wholly owned by Clear Street Holdings LLC, a Delaware limited liability company (“CSH LLC”). CSH LLC is wholly owned by Clear Street Group Inc., a Delaware corporation (“CSG Inc.”). A majority of the voting power of CSG Inc. is held by Clear Street Holdings USVI Inc., a U.S. Virgin Islands corporation (“CSH USVI”). Accordingly, CSH LLC, CSG Inc. and CSH USVI may be deemed to beneficially own the shares held by CS LLC. CSH LLC, CSG Inc. and CSH USVI disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The business address of Clear Street LLC is 150 Greenwich Street, 45th Floor, New York, NY 10007. CS LLC served as our financial advisor to advise and assist us with respect to certain matters relating to our direct listing.

(4)	Represents 1,000,000 shares underlying stock options to purchase common stock that are exercisable within 60 days of March 30, 2026. Dr. Neil Ghodadra has served as our Chief Medical Officer and a Director since October 2018.

(5)	Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock, and includes (i) 151,918 shares and (ii) 40,124 shares issuable upon exercise of warrants that the Company issued to an investment firm in July 2022, which has since ceased operations.

(6)	Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Common stock outstanding. As of December 31, 2025, there were 29,445,183 shares of common stock outstanding which were held of record by 675 stockholders. As of December 31, 2025, there were options outstanding to purchase an aggregate of 1,942,184 shares of common stock, with a weighted average exercise price of $3.26 per share and 40,000 restricted stock units for our common stock. As of December 31, 2025, we also had 3,417,816 shares of common stock reserved for issuance upon the exercise of stock options that may be granted in the future. As of December 31, 2025, there were outstanding warrants to purchase 1,232,331 shares of common stock at an exercise price of $4.97 per share. All outstanding shares of common stock are fully paid and non-assessable.

Stock Split. In accordance with the Delaware General Corporate Law, on September 30, 2025, a 2-for-1 forward stock split of our common stock was effected, whereby one share of our common stock held in treasury or issued and outstanding was automatically and without any further action by the holder thereof or us, subdivided into two shares of common stock.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Market Information for Common Stock and Dividend Policy - Dividend Policy.”

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Election and Removal of Directors

Our board of directors consists of five directors. The exact number of directors will be fixed from time to time by resolution of the board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of stockholders in 2026, 2027, and 2028, respectively. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called by the Chief Executive Officer, the chairperson of our board of directors or the board of directors acting or pursuant to a resolution adopted by a majority of our board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.

Amendment of Certificate of Incorporation

The provisions of our amended and restated certificate of incorporation may be amended only by the affirmative vote of holders of at least 66-2/3% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

●	the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of not less than 66-2/3% of all directors in office at a meeting called for that purpose; or

●	the affirmative vote of holders of not less than 66-2/3% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.

In order to submit a nomination for our board of directors, a stockholder must submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

●	a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our stockholders;

●	a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

●	a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

●	an officer in any action by or in the right of our company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any director or officer of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the foregoing provision does not apply to claims under the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. The federal district courts of the United States are, to the fullest extent permitted by law, the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these forum selection provisions.

These forum selection provisions may impose additional costs on shareholders if they elect to pursue certain litigation against us, particularly if the shareholders do not reside in or near the State of Delaware, and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees (although our shareholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder). While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our amended and restated bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of our officers, directors, agents, shareholders, members, partners and affiliates (each, a “Specified Party”). Notwithstanding the foregoing, our director or officer who is offered a business opportunity in his or her capacity as our director or officer (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to us, provided, however, that all of the protections under Article 10 of our amended and restated certificate of incorporation shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Delaware Business Combination Statute

We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

●	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

●	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

●	acquisition of control of us by means of a proxy contest or otherwise, or

●	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. Further, our stockholders agreement will provide that, until the Substantial Ownership Requirement, which is defined in our stockholders agreement as requiring 10% of the aggregate number of issued and outstanding shares of our common stock to be beneficially held by the parties to the stockholders agreement, is no longer met, any transaction or series of transactions resulting in the merger, consolidation or sale of all, or substantially all, of our assets, and any dissolution, liquidation, reorganization or acquisition of any asset having consideration in excess of 20% of our total assets, must be approved by the parties to the stockholders agreement. See “Certain Relationships and Related Party Transactions - Stockholders Agreement with Bradley Burnam” for more information on our stockholders agreement.

Share Purchase Agreement

On August 29, 2025, we entered into the GEM Purchase Agreement, pursuant to which GEM has committed to purchase up to $85.0 million of our common stock at our sole discretion, subject to certain limitations and conditions set forth in the GEM Purchase Agreement. In addition, we entered into the GEM Rights Agreement with GEM, pursuant to which we have filed the registration statement of which this prospectus forms a part in order to register the resale by GEM of 7,000,000 shares of common stock pursuant to the GEM Agreements. See “Committed Equity Financing” for more information regarding the GEM Agreements.

Listing

Our common stock is listed on Nasdaq under the symbol “TTRX.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Odyssey Transfer and Trust Company.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our common stock acquired from the Registered Stockholders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), federal income tax regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (the “IRS”) has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or any tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies, or real estate investment trusts;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities or other persons that elect to use a mark-to-market method of accounting for U.S. federal income tax purposes with respect to holdings in our stock;

●	U.S. expatriates or certain former citizens or long-term residents of the United States;

●	entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code; or

●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below).

In addition, if an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors about the particular U.S. federal income tax consequences to them of acquiring, holding and disposing of our common stock.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not a partnership (or entity or arrangement treated as a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) and is not any of the following:

●	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Market Information for Common Stock and Dividend Policy - Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below under “- Gain on Taxable Disposition of Our Common Stock.”

Except as otherwise described below in the discussions of effectively connected dividends (in the next paragraph), backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must timely provide us or our paying agent with an applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally, you will be required to update such Forms and certifications from time to time as required by law. If your shares of our common stock are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under an applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us or our paying agent with an applicable IRS Form W-8, including any required attachments and your taxpayer identification number; additionally, you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. income tax return and generally taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Taxable Disposition of Our Common Stock

Except as otherwise described below in the discussion of backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or taxable disposition occurs, and other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the taxable disposition under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty, on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other taxable disposition, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rules.

You should consult your tax advisor regarding the application of the foregoing rules in light of your particular facts and circumstances.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. These information reporting requirements apply even if no withholding was required (because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty).

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by timely and properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner. If any amount is withheld under the backup withholding rules, you should consult with your tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against your U.S. federal income tax liability, if any.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none, or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “- Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax advisor regarding the possible implications of FATCA on your investment in our common stock.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. You should consult your tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

THE PRECEDING SUMMARY AND DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES OF ANY CHANGE IN APPLICABLE LAWS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of common stock are available for sale due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

We have 29,445,183 shares of common stock outstanding and assuming no exercise of any options and warrants outstanding as of March 30, 2026. All shares sold using this registration statement or under the registration statement related to our direct listing will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act) except for securities sold in our Regulation A offering. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Persons who have beneficially owned shares of our common stock that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of shares of common stock that does not exceed the greater of either of the following:

●	1% of the number of shares of our common stock then outstanding, which equals approximately 294,452 shares (assuming no exercise of the GEM Warrant); or

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before our listing on Nasdaq is entitled to resell such shares 90 days after such listing date, in reliance on Rule 144. Under Rule 701, an affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 applies to typical stock options and the shares acquired upon exercise of such options.

Registration Statement on Form S-8

We have filed one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable pursuant to the exercise of outstanding options and reserved for issuance under our stock-based compensation plans. Shares covered by these registration statements are eligible for sale in the public markets, subject to vesting restrictions and any applicable holding periods, any applicable lock-up agreements and Rule 144 limitations applicable to affiliates.

Registration Rights

Our founder and Chief Executive Officer is entitled to various rights with respect to the registration of the shares owned by him under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates.

PLAN OF DISTRIBUTION

The Registered Stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of common stock offered by this prospectus either directly by such individual, or through broker-dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The Registered Stockholders may use any one or more of the following methods when selling shares of our common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	any exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or stockholders;

●	broker-dealers may agree with the Registered Stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the Registered Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Registered Stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the common stock under this prospectus or interests therein, the Registered Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Registered Stockholders may also loan or pledge the common stock to broker-dealers that in turn may sell them. The Registered Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Registered Stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be Registered Stockholders. As and when a Registered Stockholder takes such actions, the number of securities under this prospectus on behalf of such Registered Stockholder will decrease. The Registered Stockholders may also transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Registered Stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act.

A Registered Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Registered Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the Registered Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will not receive any of the proceeds from this offering. There can be no assurances that the Registered Stockholders will sell any or all of the securities offered under this prospectus.

The Registered Stockholders will pay all selling commissions, underwriting discounts, other broker-dealer fees, finder’s fees and stock transfer taxes applicable to the common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, printing and copying expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent public accountants and other persons retained by the Company.

Once sold under the registration statement, of which this prospectus forms a part, the common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

We know of no existing arrangements between the Registered Stockholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective March 31, 2025, SetApart Accountancy Corp (the “Former Auditor”) was dismissed as our independent accountant. Our board of directors recommended the dismissal of the Former Auditor. The Former Auditor’s report on our financial statements for the year ended December 31, 2023 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through the subsequent interim period preceding the Former Auditor’s dismissal, (i) there were no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) between us and the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). We provided the Former Auditor with a copy of the disclosures that we are making in this “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” section. We have requested that the Former Auditor furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in this “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” section, a copy of which is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Effective April 1, 2025, our board of directors appointed WithumSmith+Brown, PC (the “New Auditor”) as our new independent registered public accounting firm. During our two most recent fiscal years and the subsequent interim period, neither we nor anyone acting on our behalf has consulted with the New Auditor with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that New Auditor concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of either a “disagreement” or a “reportable event” within the meaning of Item 304(a)(1) of Regulation S-K.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina, will pass upon the validity of the shares of our common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements and schedules of Turn Therapeutics Inc. and its subsidiaries as of December 31, 2025 and 2024, and for the two years ended December 31, 2025 and 2024 incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated by reference in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain an Internet site at https://turntherapeutics.com/. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

●	Annual Report on Form 10-K for the year ended December 31, 2025 filed on March 31, 2026;

●	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 7, 2026 and March 24, 2026; and

●	Our registration statement on Form 8-A filed on October 7, 2025.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the termination of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Turn Therapeutics Inc.

250 N. Westlake Blvd.

Westlake Village, California 91362

(818) 564-4011

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

17,868,760 Shares

Common Stock

Turn Therapeutics Inc.

PRELIMINARY PROSPECTUS

, 2026

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Amount to Be Paid
SEC registration fee	$7,849.61
Legal fees and expenses	400,000
Accounting fees and expenses	30,000
Miscellaneous	12,150.39
Total	$450,000

Each of the amounts set forth above, other than the registration fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated bylaws will provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. Prior to the effectiveness of this registration statement, the registrant will enter into indemnification agreements with each of its current directors to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2023, the registrant has sold the following securities without registration under the Securities Act:

●	Equity Grant: On March 23, 2026, the registrant issued 342,857 shares of common stock at a price of $3.50 per share pursuant to that certain Loan and Security Agreement and a Supplement to the Loan and Security Agreement, with Avenue Venture Opportunities Fund II, L.P., as administrative agent, collateral agent and as a lender. The shares were issued in a transaction that was exempt from registration under Section 4(a)(2) of the Securities Act.

●	Shares sold to Director and Officer: On October 23, 2025, the registrant issued 25,252 shares of common stock, in aggregate, to a director and officer at an offering price of $4.95 per share, which was the Nasdaq official closing price of the common stock on the date of the sale. The gross proceeds from the issuance were $124,997. No underwriters were involved in this transaction. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act in that the transaction was between an issuer and sophisticated investors and did not involve any public offering.

●	Regulation D Offering: In March 2025, the registrant’s board authorized a private offering pursuant to Regulation D. The registrant offered its common stock to accredited investors with a minimum investment of $100.0 thousand, an offering price of $4.59 per share and certain warrants with exercise price of $0.01. The offering was closed on June 27, 2025 and the registrant has issued 775,468 shares of common stock for gross proceeds of approximately $2.73 million. No underwriters were involved in this transaction.

●	Regulation A Offering: On March 31, 2025, the registrant commenced a public offering of up to 2,664,298 shares of common stock plus up to 532,860 bonus shares under the exemption from registration pursuant to Regulation A of the Securities Act at a public offering price of $5.83 per share and underwriting discount and commissions of $0.20 per share. StartEngine Primary LLC acted as an underwriter of this offering. The offering concluded on June 27, 2025. The registrant sold 83,610 shares of common stock for net proceeds of approximately $224.46 thousand.

●	2025 Stock Issuance: In March 2025, the registrant issued $250,000 worth of shares of its common stock to Clear Street in connection with its engagement as financial advisor for its direct listing. No underwriters were involved in this transaction. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act in that the transaction was between an issuer and a sophisticated investor and did not involve any public offering.

●	2024 Equity Incentive Plan: In February 2025, subsequent to year end, the registrant granted stock options to purchase 63,130 shares under the 2024 Equity Incentive Plan to certain advisors. The grant of the stock options was exempt from registration under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

●	2024 Crowdfunding Offering: In May 2024, the registrant launched a crowdfunding campaign to accredited and non-accredited investors pursuant to Regulation Crowdfunding at an offering price of $4.59 per share. The crowdfunding campaign closed on March 15, 2025. The registrant sold 567,180 shares of common stock for net proceeds of approximately $1.9 million. No underwriters were involved in this transaction.

●	2022 & 2023 Private Offering Round: In 2022, the registrant launched a private offering of its common stock to accredited investors pursuant to Regulation D at an offering price of $3.47 per share. The registrant issued an aggregate of 245,310 shares of its common stock for gross proceeds of $850.0 thousand. The registrant paid an aggregate fee of approximately $59,000 to the placement agent.

●	Warrant Grants, Exercises, Expirations and Modifications:

●	In May 2025, subsequent to year end, the outstanding warrants to purchase 47,620 shares of common stock with exercise price of $0.01 were exercised by the holder and the registrant issued 47,620 shares of its common stock. No underwriters were involved in this transaction. The transaction was exempt from registration under Section 3(a)(9) of the Securities Act in that the securities were issued upon conversion of existing securities.

●	Issuances pursuant to the GEM Agreements:

●	In October 2025, the registrant issued a warrant to GEM Yield Bahamas Limited (such warrant, the “GEM Warrant”) to purchase 1,192,207 shares of common stock at an exercise price of $5.03 per share, subject to adjustments provided under the GEM Warrant, was issued to GEM as part of consideration for GEM’s irrevocable commitment to purchase shares of common stock at our election in our sole discretion, from time to time and upon the terms and subject to the satisfaction of the conditions set forth in the GEM Purchase Agreement. The registrant may receive up to $85.0 million in gross proceeds under the GEM Purchase Agreement. The GEM Warrant (including the shares of common stock underlying such warrant) was issued in a transaction that was exempt from registration under Section 4(a)(2) of the Securities Act. On October 29, 2025, the registrant issued 161,905 shares to GEM to fulfill the commitment fee obligation under the GEM Purchase Agreement (the “Commitment Fee Shares”). The Commitment Fee Shares were issued in a transaction that was exempt from registration under Section 4(a)(2) of the Securities Act. Through March 30, 2026, GEM has purchased 1,235,200 shares of common stock for an approximate price of $3.29 per share, pursuant to the terms of the GEM Purchase Agreement. Such issuances were in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(i) Exhibits.

See the Exhibit index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit index is incorporated herein by reference.

(ii) Financial statement schedules.

All financial statement schedules are omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
4.1	Form of Warrant of the Company (incorporated by reference to Exhibit 4.1 to our Current Report on Form S-1 filed with the SEC on October 9, 2025 (File No. 333-290800))
5.1**	Opinion of Nelson Mullins Riley & Scarborough LLP
10.1	Amended and Restated Share Purchase Agreement, dated as of August 29, 2025, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
10.2	Amended and Restated Registration Rights Agreement, dated as of August 29, 2025, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed with the SEC August 29, 2025 (File No. 333-289972))
10.3§	Employment Agreement with Bradley Burnam, dated as of September 15, 2025 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
10.4§	Employment Agreement with Zuraiz Chaudhary, dated as of September 15, 2025 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
10.5§	2025 Omnibus Incentive Plan, dated as of September 29, 2025 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed with the SEC on September 16, 2025 (File No. 333-289972))
10.6§	2024 Equity Incentive Plan, dated as of July 8, 2024 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
10.7§	2018 Stock Option Plan, dated as of October 12, 2018 and amended as of July 8, 2024 (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
10.8§	Form Stock Option Notice and Grant Agreement (2018 Stock Option Plan) (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
10.9#†	Platform Intellectual Property License Agreement, by and among the Company and MiMedx Group, Inc. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
10.10	Registration Rights Agreement, dated as of September 11, 2025, by and between the Company and Bradley Burnam (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875)).
10.11	Stockholders Agreement, dated as of September 11, 2025, by and among the Company, Bradley Burnam and BEB Holdings LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875)).
10.12	Side Letter to Purchase Agreement, dated as of September 24, 2025, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed with the SEC on September 24, 2025 (File No. 333-289972)).
10.13	Material Supply and Development Agreement, dated October 27, 2025, by and between Turn Therapeutics, Inc. and Medline Industries, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 28, 2025 (File No. 001-42875)).
10.14	Loan and Security Agreement, dated as of March 23, 2026, between the Company and Avenue Venture Opportunities Fund II, L.P. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 24, 2026 (File No. 001-42875)).
10.15#	Supplement to Loan and Security Agreement, dated as of March 23, 2026, between the Company and Avenue Venture Opportunities Fund II, L.P. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 24, 2026 (File No. 001-42875)).
16.1*	Letter from SetApart Accountancy Corp
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to our registration statement on Form S-1 filed with the SEC on August 29, 2025 (File No. 333-289972))
23.1**	Consent of WithumSmith+Brown, PC
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to the registration statement)
107*	Filing Fee Table

*	Previously filed.

**	Filed herewith.

#	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

†	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

§	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 31st day of March, 2026.

TURN THERAPEUTICS INC.

By:	/s/ Bradley Burnam
Name:	Bradley Burnam
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bradley Burnam as, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley Burnam	Chief Executive Officer and Chairman	March 31, 2026
Bradley Burnam	(Principal Executive Officer)

/s/ Zuraiz Chaudhary	Chief Financial Officer	March 31, 2026
Zuraiz Chaudhary	(Principal Financial and Accounting Officer)

*	Director	March 31, 2026
Andrew Gengos

*	Director	March 31, 2026
Dr. Neil Ghodadra

*	Director	March 31, 2026
Dr. Kent Kester

*	Director	March 31, 2026
Arthur F. Golden

/s/ Martin Dewhurst	Director	March 31, 2026
Martin Dewhurst

*By:	/s/ Bradley Burnam
Name:	Bradley Burnam
Title:	Attorney-in-Fact